Exhibit 99.1
5820 Nancy Ridge Drive, San Diego, California 92121
Phone: (858) 860-2500 · Fax: (858) 860-2600
For Further Information

AT Epimmune:	AT Financial Relations Board:
Robert De Vaere	Lars Glassen	Tricia Ross
VP, Finance & Admin.	General Information	Investor/Analyst Information
& CFO	(310) 854-8313	(617) 520-7064
(858) 860-2500	lglassen@financialrelationsboard.com	tross@financialrelationsboard.com
FOR IMMEDIATE RELEASE
August 11, 2005
EPIMMUNE STOCKHOLDERS APPROVE BUSINESS COMBINATION WITH IDM;
All Other Proposals to Stockholders Approved at Annual Meeting
SAN DIEGO, August 11, 2005 — Epimmune Inc. (Nasdaq: EPMN) today announced the results of the vote at its annual meeting of stockholders. All of the proposals presented for a vote at the meeting, including those associated with the proposed business combination with IDM S.A., were approved by the Company’s stockholders. Subject to the satisfaction of certain closing conditions, following the closing of the transactions, the common stock of the combined company has been approved for listing on the Nasdaq National Market under the ticker symbol “IDMI”. Epimmune expects the combination and related transactions to close on or about August 16, 2005.
Emile Loria, President and CEO of Epimmune, who will become President and Chief Business Officer of the combined company commented, “We are pleased that our stockholders understand the strategic importance of the combination of Epimmune and IDM and have voted to approve this transaction. As we have stated since we first announced this deal, we believe that it gives us a broader, more advanced clinical pipeline, stronger balance sheet and significant corporate partnerships that will enable us to better advance our pipeline and will improve the opportunity to deliver drugs to the many patients who could benefit from our technologies.”
About Epimmune Inc.
Epimmune Inc., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.

epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including statements regarding the timing of the potential closing of the proposed transaction between Epimmune and IDM and the expected advantages of combining Epimmune and IDM. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, the possibility that Epimmune’s appeal of NASDAQ’s determination that the company’s plan to achieve compliance with the NASDAQ listing requirements was not sufficiently definitive and will not be successful, that the combined company will not be able to meet the continued listing requirements of the Nasdaq National Market after the closing of the transaction; that Epimmune will forego business opportunities while the transaction is pending; that prior to the closing of the proposed transaction the business of the company, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that Epimmune and IDM may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. Additional factors that may cause actual results to differ materially include risks regarding whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, risks associated with completing clinical trials of product candidates, the risks involved in the regulatory approval process for the company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company’s dependence on intellectual property. These factors are more fully discussed in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004, Proxy Statement concerning Epimmune’s proposed business combination with IDM filed with the SEC on June 30, 2005, and other periodic reports filed with the SEC. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
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